Exhibit 99.1

April 28, 2008

Dear shareholders,

During these times of economic and stock market uncertainty, I wanted to reach out to you and provide a snapshot of where we stand today and some of the many exciting things going on at Voyant. While our stock price has clearly languished, things in our business units are actually going better now than at any time in our recent history, and I want to provide you with an update of what’s going on inside the company.

Aviation Broadband Services:

One of our most exciting business activities is our Aviation Broadband Services (ABS) unit, which is currently in a business development and system design phase. As some of you may be aware, the aviation broadband field is highly competitive and we have been cautiously approaching the market with our disruptively low-cost, high-bandwidth solution. It is in our best interest not to give our competition too much notice about exactly what we are doing.

Nevertheless, our ABS team has been in continuing discussions with several key players in the field.  We caused quite a stir at a recent industry tradeshow in Germany, with airlines, partners, and competitors definitely taking notice.  We can say confidently that the show resulted in positive buzz within the industry about Voyant’s ultra-high-bandwidth solution.  We have been meeting with selected airlines and partners, and these sorts of discussions will continue.

In parallel with this, our engineering team is making progress on the design of the system and the demonstrations I talked about in my last letter. Also, our recently-announced relationship with Harris is proving to be extremely fruitful, and we are finalizing the definitive agreement documentation for this partnership.  Our engineers have already been closely engaged with theirs, and I am pleased to say our relationship to date has exceeded our expectations, and we have all realized how beneficial it is to have Harris in our corner.  This company is a well-known leader throughout the communications industry, and this relationship adds to our credibility with the airlines and other potential partners.

RocketStream:

The last few months have also been a time of accelerating business for RocketStream. As you may recall from previous communications, we believe that RocketStream is, at its core, a middleware play, and that the true long-term value of this business will be unlocked as we forge deals to embed RocketStream within other companies’ software solutions.  In order to pursue such embedding opportunities, we needed to prove the capabilities of the technology and open the doors to industry discussions, and so we developed the RocketStream application that we sell today.

These sales of RocketStream as a discrete product have improved markedly over recent months.  You may have noticed several corporate logos on the RocketStream website in recent weeks.  These logos represent just some of the companies who have either purchased RocketStream or have formal partnership agreements in place with RocketStream.  I am pleased to say that the hard work and preparation of the past several quarters are beginning to show results.  We had more new customers in the first quarter of 2008 than we had in all of 2007, and we have generated more revenue in April ’08 alone than in all of 2007.

This upturn in sales activity is very encouraging, but these discrete product sales are not our primary focus; they are an enabler to unlock the real value of the RocketStream technology.  Embedded plays, which involve large customers, recurring revenues, and engineering integration, are the kinds of deals we’re working on, and these deals will take some time.  We are in the middle of several of these discussions now. To optimize our chances for success, we’ll be making some structural changes to RocketStream in the coming months, and we’ll announce these as they unfold (as strategic and regulatory concerns allow), but rest assured that we are pursuing these activities vigorously.

Deal flow:

On the deal flow front, there are also several exciting things in the pipeline.  As a rule, we usually can’t tell you much about these opportunities because they are by definition speculative in nature and their outcome is not yet determined. Continually evaluating such deals is central to what we do as a media and technology holding company, and some of the deals currently under consideration are very large, very significant opportunities that would have radical, positive impacts for Voyant.  At the end of the day, our core expertise is the ability to combine disparate technologies and skill sets to achieve novel results and create value for our shareholders. As these deals come through, we’ll let you know about them as soon as competitive and regulatory constraints permit.

Finally I would like to discuss our current stock price and valuation.  Frankly, no one is pleased with a falling stock price, and our aim is certainly to make Voyant a strong long-term investment for our shareholders.  Indeed, the management team’s interests are quite well aligned with those of our shareholders, with all of the members of the senior management team having swapped debt for equity late last year.  Our Harris partnership, the industry reception to our ABS plans, improving RocketStream sales, a reasonable amount of cash in the bank, and the potential deals we have on the table, all bode well for our prospects, and we hope you’ll hang in there with us. We will be holding our annual shareholder meeting in June, and I welcome the chance to meet as many of you as possible and to share our vision for this company.

The management team is here because we believe that Voyant is a great place to be and that we have a winner on our hands.  As of today, we’ve relocated to new offices in Mountain View, Calif., and we’re extremely energized to create and nurture the businesses we’ve chosen.  We look forward to Voyant’s future with enthusiasm, and I hope you do, too.

/s/ Dana Waldman

Dana Waldman

CEO

P.S: As always, please remember that in this letter, we make forward-looking statements about our future expectations, plans and prospects. There is a risk that the actual results we achieve will differ from those forward-looking statements. To better understand these risks and the reasons that our results may differ from our statements, please read the “Forward Looking Statements Note” on the Investor page of our website and our filings with the Securities Exchange Commission, especially Forms 10KSB and 10QSB.